                                                                          Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: David W. Entrekin 860-273-7830 entrekind@aetna.com

News Release __________________________________________________________

CRAIG R. CALLEN TO LEAVE AETNA

HARTFORD, Conn., August 7, 2007— Aetna (NYSE: AET) announced today that Craig R. Callen, 51, senior vice president, strategic planning and business development, will leave the company in the fourth quarter.

“Craig has made important contributions to Aetna’s success, and I want to thank him for his work in helping us implement our strategy of profitable growth,” said chairman and CEO Ronald A. Williams.  “He led our deployment of approximately $2 billion toward strategic acquisitions that have helped diversify our product offerings and improve our local market strength in targeted geographies.  The most recent example is our acquisition of Schaller Anderson, a leading provider of health care management services for Medicaid plans, which positions Aetna as a significant player in the Medicaid market.  Craig has expressed a desire to return to New York City to be closer to his home and family, and we wish him well.”

Callen joined Aetna in April 2004.  Previously he was head of U.S. health care investment banking at Credit Suisse First Boston (CSFB).

Callen’s current responsibilities will be assumed by the CEO’s office and by executive vice president and CFO Joseph Zubretsky.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 34.9 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com